FS KKR Capital Corp. 8-K

Exhibit 99.1

FS KKR Capital Corp. Announces Further Detail on Expected Reverse Stock Split

PHILADELPHIA, PA, June 5, 2020 – FS KKR Capital Corp. (NYSE: FSK), a leading publicly traded business development company focused on providing customized credit solutions to private middle market U.S. companies, announced that it expects to implement a reverse stock split, to be effective on or around June 15, 2020, which was approved by the board of directors of the Company on May 26, 2020. As a result of the reverse stock split, the share count will be reduced on a 4 : 1 basis, such that each shareholder will receive 1 share for every 4 shares owned. The Company also intends to file a separate Articles of Amendment to its charter to provide that there will be no change in the par value of $0.001 per share as a result of the reverse stock split. The reverse stock split is expected to be effective for trading purposes on June 16, 2020.

There is not expected to be any direct economic consequence to the Company or its shareholders from the reverse stock split. The reverse stock split will not change the authorized number of shares of the Company’s common stock. The reverse stock split will affect all shareholders uniformly and will not alter any shareholder's percentage interest in the Company's equity, except to the extent that the reverse stock split would result in some shareholders owning a fractional share. In that regard, no fractional shares will be issued in connection with the reverse split. Shareholders of record who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing price of the Company's common stock as reported on the New York Stock Exchange on the effective date of the amendment to the Company’s charter effecting the reverse stock split.

As previously disclosed, the Company's board of directors declared a regular quarterly cash distribution of $0.15 per share, which will be paid on or about July 2, 2020 to shareholders of record as of the close of business on June 17, 2020. As a result of the reverse stock split, the cash distribution paid on or about July 2, 2020 will instead be $0.60 per share (i.e., the aggregate amount that would have been payable on four shares prior to the reverse stock split).

The Depository Trust Company is acting as the exchange agent and DST Systems, Inc. is acting as the transfer agent for the reverse stock split. Shareholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions.

About FS KKR Capital Corp.

FS KKR Capital Corp. (NYSE: FSK) is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkrcapitalcorp.com.

About FS/KKR Advisor, LLC
FS/KKR Advisor, LLC is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $16 billion in assets under management as of March 31, 2020. The BDCs managed by FS/KKR Advisor, LLC are FS KKR Capital Corp. and FS KKR Capital Corp. II.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operation of the Company. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in the Company’s operations or the economy generally due to terrorism, natural disasters or pandemics such as COVID-19, future changes in laws or regulations and conditions in the Company’s operating area, and the price at which shares of common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investor Relations Contact

Robert Paun

Robert.Paun@fsinvestments.com

FS Investments Media Team

Melanie Hemmert

Melanie.Hemmert@fsinvestments.com

Media (KKR)
Kristi Huller or Cara Kleiman Major
media@kkr.com
212-750-8300